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                                                                   EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Washington Mutual, Inc.,
 as successor to
 Keystone Holdings, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-52785) of Washington Mutual, Inc. on Amendment No. 1 to Form S-4 of our report dated January 26, 1996, except as to Note 27 to the consolidated financial statements, which is as of February 8, 1996, relating to the consolidated statements of earnings, stockholder's equity, and cash flows of Keystone Holdings, Inc. for the year ended December 31, 1995, which report appears in the December 31, 1997, annual report on Form 10-K of Washington Mutual, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

Los Angeles, California                   /s/ KPMG Peat Marwick LLP
July 10, 1998